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Exhibit 99(a)(5)

FORM OF

PROMISE TO GRANT STOCK OPTION(S)

    In exchange for your agreement to cancel certain stock options ("Eligible Option(s)") you received from Phoenix Technologies Ltd. ("Phoenix") under the Phoenix Technologies Ltd. 1999 Stock Plan (the "1999 Stock Plan"), Phoenix hereby promises to grant to you a stock option or options, as applicable, covering            shares of Phoenix's common stock (the "New Option(s)"), which number is equal to three-fourths of the number of shares of common stock subject to the options that you tendered for exchange, rounded down to the nearest whole number, on or about July 8, 2002. The exercise price per share of each New Option will be the closing price of Phoenix's common stock as reported by the Nasdaq National Market on the last market trading day prior to the date the New Options are granted. Each New Option will vest according to the same vesting schedule as the Eligible Option it replaces, subject to your continued employment with Phoenix on a full-time basis or on your being on a bona fide leave of absence as described below. Each New Option will otherwise be subject to the standard terms and conditions under the 1999 Stock Plan and applicable form of stock option agreement.

    In order to receive the New Option(s), you must be employed by Phoenix in a full-time capacity or be on a bona fide leave of absence that was approved by Phoenix in writing (if the terms of the leave provide for continued service crediting or when continued service crediting is required by law) as of July 8, 2002. This Promise to Grant Stock Option(s) does not constitute a guarantee of employment with Phoenix for any period. Your employment with Phoenix remains "at-will" and can be terminated by either you or Phoenix at any time, with or without cause or notice. If you voluntarily terminate your employment with Phoenix or if Phoenix terminates your employment for any reason before July 8, 2002, you will lose all rights you have to receive any New Options.

    This Promise to Grant Stock Option(s) is subject to the terms and conditions of the Offer to Exchange dated December 6, 2001, the memorandum from Human Resources dated December 6, 2001 and the Election Form previously completed and submitted by you to Phoenix, each of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Phoenix with respect to this transaction. This Promise to Grant Stock Option(s) may only be amended by means of a writing signed by you and a duly authorized officer of Phoenix.

PHOENIX TECHNOLOGIES LTD.

By:

Date:

1

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  Exhibit 99(a)(5)
FORM OF PROMISE TO GRANT STOCK OPTION(S)